Exhibit 99.1

NEWS RELEASE

Investor Relations
301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Adopts Plan to Preserve Valuable Net Operating Losses

Rockville, MD, August 25, 2011 — Nabi Biopharmaceuticals (NASDAQ: NABI) today announced that its Board of Directors adopted a stockholder Rights Agreement designed to preserve its substantial net operating loss (NOL) tax assets.

As of December 25, 2010, Nabi had net operating loss carry-forwards of approximately $178 million. Unless otherwise restricted, Nabi can utilize these tax attributes in certain circumstances to offset future U.S. taxable income. The Board of Directors believes that the NOL Rights Agreement serves the interests of all stockholders as it is designed to protect the use of its substantial deferred tax assets to offset future tax liabilities.

Nabi’s ability to use the tax attributes would be substantially limited if there were an “ownership change” as defined under Section 382 of the U.S. Internal Revenue Code and related U.S. Treasury regulations. In general, an ownership change would occur if Nabi’s “5-percent shareholders,” as defined under Section 382, collectively increase their ownership in Nabi by more than 50 percentage points over a rolling three-year period. Accordingly, the NOL Rights Agreement has a three-year term, although Nabi’s Board of Directors has determined to review the plan periodically in light of developments at the company, including in connection with the use and value of the NOLs, to assess whether the NOL Rights Agreement should be maintained.

Nabi’s Board of Directors declared a non-taxable dividend of one preferred share purchase right for each outstanding share of its common stock. The preferred share purchase rights will be distributed to stockholders of record as of August 25, 2011, but would only be activated if triggered by the Rights Agreement. Effective today, if any person or group acquires 4.99 percent or more of the outstanding shares of common stock, there would be a triggering event under the Rights Agreement resulting in significant dilution in the ownership interest of such person or group in Nabi stock. Stockholders who currently beneficially own 4.99 percent or more of the outstanding shares of common stock will not trigger the preferred share purchase rights unless they acquire additional shares.

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The issuance of the preferred share purchase rights will not affect Nabi’s reported earnings per share and is not taxable to Nabi or its stockholders.

Additional information regarding the Rights Agreement will be contained in a Form 8-K and in a Registration Statement on Form 8-A that Nabi is filing with the Securities and Exchange Commission.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the area of nicotine addiction. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit www.nabi.com

Forward-Looking Statements

The statements in this press release concerning the Company’s position with respect to net operating losses and possible limitations are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the difficulty of determining all of the facts relative to Section 382, unreported buying and selling activity by stockholders and unanticipated interpretations of the Internal Revenue Code and regulations. Adoption of the Rights Agreement by the Company does not prevent one or more stockholders of the Company from, notwithstanding the dilution to such stockholders’ interests under the rights agreement, engaging in buying and selling activity that may have an adverse impact on the Company’s tax attributes. Additional risk factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 25, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 25, 2011, each filed with the Securities and Exchange Commission. We do not undertake to update any of these forward-looking statements or to announce the results of any revisions to these forward-looking statements except as required by law.

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